NEWS	Exhibit 99.1

Cathie Koch
Vice President, Corporate Communications
(813) 830-5127

Bloomin' Brands, Inc. Appoints Two New Directors

Mindy Grossman and David Humphrey Also Join Audit Committee

Tampa, Florida (September 10, 2012) - Bloomin' Brands, Inc. (NASDAQ: BLMN) today announced the appointment of Mindy Grossman, Chief Executive Officer of HSN, Inc. (NASDAQ: HSNI), and David Humphrey, Principal at Bain Capital, to its Board of Directors effective September 6, 2012. Mr. Humphrey replaced Philip H. Loughlin, who resigned from the Board effective the same date. Both Ms. Grossman and Mr. Humphrey will also join the audit committee, the majority of whose members are now independent directors.

“We are honored to have Mindy and David join our Board,” said Elizabeth Smith, Chairman of the Board and CEO of Bloomin' Brands. “Mindy's proven record of growing brands and companies, most recently transforming HSN into a lifestyle network, and David's strength in asset management and business development, will be invaluable,” said Ms. Smith.

Ms. Grossman joined HSN in 2006, and has been responsible for diversifying its portfolio of brands and personalities, and spearheading efforts to evolve the linear network into a multiplatform business. Prior to taking the company public in 2008, Ms. Grossman had been Chief Executive Officer of IAC Retailing, a business segment of HSN's former parent company InterActiveCorp. A 35-year veteran of the retail and apparel industries, Ms. Grossman joined IAC Retailing from Nike, Inc., where she served as Global Vice President and led Nike's $4 billion apparel business.

Mr. Humphrey joined Bain Capital in 2001, where he has worked with a number of companies in the consumer, technology and services industries. Previously, Mr. Humphrey was an investment banker with Lehman Brothers' mergers & acquisitions group. He also serves on the Board of Bright Horizons Family Solutions, a leading childcare company, and Skillsoft PLC, a leading provider of training and courseware for corporations.

“I also want to thank Phil for his dedication and contributions to the Company over the past five years. He has been a valuable member of the Board and has provided strong governance, leadership and support,” said Ms. Smith.

Mr. Loughlin has served as a director since June 2007 and is a Managing Director of Bain Capital. Prior to joining Bain Capital in 1996, Mr. Loughlin was a consultant at Bain & Company and served in operating roles at Eagle Snacks, Inc. and Norton Company.

About Bloomin' Brands, Inc.

Bloomin' Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of five founder-inspired brands, Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's. The company owns and operates more than 1,400 restaurants in 48 states and 20 countries and territories. For more information, visit bloominbrands.com.
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